Exhibit 99.1

For immediate release:

Bank of Commerce Holdings announces First Quarter Results

REDDING, California, April 30, 2014 / GLOBE NEWSWIRE— Randall S. Eslick, President and Chief Executive Officer of Bank of Commerce Holdings (NASDAQ: BOCH), a $970.0 million bank holding company and parent company of Redding Bank of Commerce and Sacramento Bank of Commerce (a division of Redding Bank of Commerce) (the “Bank”), today reported net income available to common shareholders of $515 thousand and diluted earnings per share (EPS) of $0.04 for the first quarter 2014.

Financial highlights for the quarter:

●

Asset quality improved with reductions in nonperforming assets by $5.4 million from the prior quarter and by $14.5 million from the first quarter of 2013. Nonperforming assets were 2.61% of total assets at quarter end compared to 3.23% at the prior quarter end and 4.07% at the end of first quarter 2013.

●	The Company’s Tier 1 Leverage and Total Risk Based ratios are significantly above “Well Capitalized” levels at 12.11% and 16.48%, respectively.
●	Non maturing core deposits increased $44.3 million or 11% compared to the same period a year ago.

Net income available to common shareholders was $515 thousand for the three months ended March 31, 2014, compared with $2.0 million for the same period a year ago. The decrease in net income in the current quarter was attributed to the following:

●	The negotiated settlement of a note receivable from the former mortgage subsidiary resulted in a loss of $1.4 million recorded in other expenses or ($0.07) per share.
●	A $290 thousand write-down on the pending sale of other real estate owned.
●	Securities losses of $245 thousand due to the sale of lower yielding, longer duration securities.

Randall S. Eslick, President and CEO commented: “While the first quarter performance was short of our expectations, it is important to recognize that the actions attributable to those results were proactive, non-recurring, and strategic in nature. When combining these actions with our strong capital position, we believe the Company is well positioned for sustainable core operating earnings for the balance of 2014 and beyond.”

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. These forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

●	Competitive pressure in the banking industry and changes in the regulatory environment
●	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities
●	A decline in the health of the economy nationally or regionally which could further reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans
●	Credit quality deterioration which could cause an increase in the provision for loan losses
●	Asset/Liability matching risks and liquidity risks
●	Changes in the securities markets

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and under the heading: “Risk Factors” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Table 1 below shows summary financial information for the quarters ended March 31, 2014 and 2013, and December 31, 2013.

Table 1	QUARTER END SUMMARY FINANCIAL INFORMATION

(Shares and dollars in thousands)	Q1	Q1		Q4
	2014	2013	Change	2013	Change
Selective quarterly performance ratios
Return on average assets, annualized	0.23%	0.84%	-0.61%	0.89%	-0.66%
Return on average equity, annualized	2.19%	7.40%	-5.21%	8.18%	-5.99%
Efficiency ratio for quarter to date	91.18%	58.54%	32.64%	61.79%	29.39%

Share and Per Share figures - Actual
Common shares outstanding at period end	13,552	15,309	(1,757)	13,977	(425)
Weighted average diluted shares	13,987	15,703	(1,716)	14,176	(189)
Diluted EPS	$0.04	$0.13	$(0.09)	$0.14	$(0.10)
Book value per common share	$5.97	$5.80	$0.17	$5.86	$0.11
Tangible book value per common share	$5.97	$5.80	$0.17	$5.86	$0.11

Capital Ratios	March 31, 2014	March 31, 2013	Change	December 31, 2013	Change
Bank of Commerce Holdings
Leverage ratio	12.11%	12.77%	-0.66%	12.80%	-0.69%
Tier 1 risk based capital ratio	15.23%	14.19%	1.04%	15.94%	-0.71%
Total risk based capital ratio	16.48%	15.44%	1.04%	17.20%	-0.72%

Redding Bank of Commerce
Leverage ratio	11.97%	12.36%	-0.39%	12.49%	-0.52%
Tier 1 risk based capital ratio	15.07%	13.72%	1.35%	16.82%	-0.49%
Total risk based capital ratio	16.32%	14.97%	1.35%	15.56%	-0.50%

Bank of Commerce Holdings (the “Company”) remains well capitalized. At March 31, 2014, the Company’s Tier 1 and Total risk based capital ratios measured 15.23% and 16.48% respectively, while the leverage ratio was 12.11%.

Return on average assets (ROA) and return on average equity (ROE) for the current quarter was 0.23% and 2.19%, respectively, compared with 0.84% and 7.40%, respectively, for the same period a year ago. The decrease in ROA and ROE during the current quarter compared to the same period a year ago is primarily attributed to the negotiated settlement of the Note from the former mortgage subsidiary (the “Note”) which resulted in a loss of $1.4 million or ($0.07) per share. The decrease in net ROA and ROE in the current quarter compared to the same period a year ago is also due to a $290 thousand write-down in the current quarter on the pending sale of other real estate owned and securities losses of $245 thousand in the current quarter due to the sale of lower yielding, longer duration securities.

During 2013 the Company authorized and completed the repurchase of 2.0 million common shares through two separate repurchase plans. During the three months ended March 31, 2014 the Company authorized a new repurchase plan and repurchased 440,815 shares of common stock at a weighted average price of $6.52 per share. All shares repurchased were retired subsequent to purchase.

The increase in the efficiency ratio to 91.18% compared to 58.54% for the same period a year ago is primarily due to the loss on the Note recorded in other expenses of $1.4 million during the three months ended March 31, 2014. Decreased gains on investment securities also contributed to the increase in the efficiency ratio.

Balance Sheet Overview

As of March 31, 2014, the Company had total consolidated assets of $970.0 million, total net portfolio loans of $597.6 million, allowance for loan and lease losses of $9.7 million, total deposits of $761.7 million, and stockholders' equity of $100.8 million.

Overall, the net portfolio loan balance decreased compared to the same period a year ago. The Company recorded net portfolio loans of $597.6 million at March 31, 2014, compared with $601.6 million at March 31, 2013, a decrease of $4.0 million, or 1%. The decrease in net portfolio loans was primarily attributable to principal paydowns on a commercial secured borrowing line held with the Bank’s former mortgage subsidiary used to fund 1-4 family mortgage loan originations, partially offset by an increase in owner occupied commercial real estate loans. The decrease in volume in the commercial secured borrowing line is primarily attributable to an increase in mortgage interest rates. Net portfolio loans increased in the current quarter compared to the prior quarter, with net portfolio loans increasing by $13.5 million or 2.3%. The increase was attributable to the purchase of a pool of consumer loans during the quarter and a $4.4 million decrease in the ALLL.

Table 2	PERIOD END LOANS
	Q1	% of	Q1	% of	Change		Q4	% of
(Dollars in thousands)	2014	Total	2013	Total	Amount	%	2013	Total

Commercial	$165,747	27%	$189,670	31%	$(23,923)	-13%	$170,429	28%
Real estate - construction loans	17,500	3%	16,235	3%	1,265	8%	18,545	3%
Real estate - commercial (investor)	205,111	34%	203,305	33%	1,806	1%	205,384	34%
Real estate - commercial (owner occupied)	86,929	14%	75,969	12%	10,960	14%	83,976	14%
Real estate - ITIN loans	55,411	9%	58,981	10%	(3,570)	-6%	56,101	9%
Real estate - mortgage	14,973	2%	19,147	3%	(4,174)	-22%	14,590	2%
Real estate - equity lines	45,519	8%	45,439	7%	80	0%	45,462	8%
Consumer	15,749	3%	3,596	1%	12,153	338%	3,472	1%
Other	110	0%	266	0%	(156)	-59%	36	1%
Gross portfolio loans	607,049	100%	612,608	100%	(5,559)	-1%	597,995	100%

Less:
Deferred loan fees, net	(320)		(308)		(12)	4%	(303)
Allowance for loan losses	9,748		11,350		(1,602)	-14%	14,172
Net portfolio loans	$597,621		$601,566		$(3,945)	-1%	$584,126

Yield on loans	4.68%		4.82%		-0.14%		4.88%

Table 3	PERIOD END CASH EQUIVALENTS AND INVESTMENT SECURITIES
(Dollars in thousands)	Q1	% of	Q1	% of	Change		Q4	% of
	2014	Total	2013	Total	Amount	%	2013	Total
Cash and cash equivalents:
Cash and due from banks	$54,422	17%	$44,226	14%	$10,196	23%	$38,369	13%
Interest bearing due from banks	20,146	6%	23,604	7%	(3,458)	-15%	20,146	6%
	74,568	23%	67,830	21%	6,738	10%	58,515	19%
Investment Securities-AFS
U.S. government and agencies	6,300	2%	2,930	1%	3,370	115%	6,264	2%
Obligations of state and political subdivisions	56,454	18%	0	0%	56,454	0%	59,209	20%
Residential mortgage backed securities and collateralized mortgage obligations	53,105	17%	65,577	20%	(12,472)	-19%	62,991	20%
Corporate securities	49,553	16%	59,650	18%	(10,097)	-17%	48,230	15%
Commercial mortgage backed securities	10,406	3%	64,857	20%	(54,451)	-84%	10,472	3%
Other asset backed securities	28,192	9%	28,832	9%	(640)	-2%	29,474	9%
Total Investment Securities-AFS	204,010	65%	221,846	68%	(17,836)	-8%	216,640	69%

Securities-HTM, at amortized cost
Obligations of state and political subdivisions	36,985	12%	34,526	11%	2,459	7%	36,696	12%
Total cash equivalents and investment securities	$315,563	100%	$324,202	100%	$(8,639)	-3%	$311,851	100%

Yield on cash equivalents and investment securities	2.89%		2.55%		0.34%		2.49%

The Company continued to maintain a strong liquidity position during the reporting period. As of March 31, 2014, the Company maintained cash positions at the Federal Reserve Bank and correspondent banks in the amount of $54.4 million. The Company also held certificates of deposits with other financial institutions in the amount of $20.1 million.

The Company’s available-for-sale investment portfolio is currently being utilized as a secondary source of liquidity to fund other higher yielding asset opportunities, such as commercial and commercial real estate loan originations when required. Available-for-sale investment securities totaled $204.0 million at March 31, 2014, compared with $216.6 million at December 31, 2013. During the current quarter the Company’s securities purchases were centered in municipal bonds, and mortgage backed securities.

The Company’s purchases continue to focus on moderate term maturity securities, taking advantage of the steepness of the yield curve. This strategy moderates the Company’s exposure to rising interest rates, while still providing a relatively acceptable yield. The municipal bond purchases were generally longer term than purchases of other asset classes, but also provide for higher returns due to the tax benefit received. The mortgage backed securities purchased during the period were centered on moderate duration bonds with relatively solid cash flows and yield. Overall, management’s investment strategy reflects the continuing expectation of rising rates across the yield curve. As such, management will continue to actively seek out opportunities to reduce the overall duration of the portfolio and improve cash flows. Given the current shape of the yield curve, this strategy could entail absorbing low to moderate losses within the portfolio to meet this longer term objective. During the first quarter of 2014, the Company purchased twenty-two securities with a weighted average yield of 3.08%, and sold thirty-two securities with a weighted average yield of 2.01%. The sales activity resulted in $245 thousand net realized loss.

At March 31, 2014, the Company’s net unrealized losses on available-for-sale securities were $643 thousand compared with $3.7 million net unrealized losses at December 31, 2013. The favorable change in net unrealized losses was primarily due to increases in the fair values of the Company’s municipal bond, corporate bond, and mortgage backed securities portfolios. The increases in the fair values of the Company’s investment securities portfolio were primarily driven by the narrowing of market spreads and changes in market interest rates.

Table 4	QUARTERLY AVERAGE DEPOSITS BY CATEGORY
(Dollars in thousands)	Q1	%of	Q1	%of	Change		Q4	%of
	2014	Total	2013	Total	Amount	%	2013	Total
Demand deposits	$132,495	18%	$114,476	16%	$18,019	16%	$134,439	18%
Interest bearing demand	267,428	36%	234,445	34%	32,983	14%	261,949	36%
Total checking deposits	399,923	54%	348,921	50%	51,002	15%	396,388	54%

Savings	91,406	12%	90,689	13%	717	1%	92,949	13%
Total non-time deposits	491,329	66%	439,610	63%	51,719	12%	489,337	67%
Time deposits	259,523	34%	257,131	37%	2,392	1%	247,376	33%
Total deposits	$750,852	100%	$696,741	100%	$54,111	8%	$736,713	100%

Average rate on total deposits	0.54%		0.62%		-0.08%		0.54%

During the first quarter, average total deposits increased 8% or $54.1 million to $750.9 million compared to the same period a year ago. Non maturing core deposits increased $44.3 million or 11% compared to the same period a year ago. Insured Cash Sweep (ICS) deposits totaling $44.5 million as of March 31, 2014 are included in interest bearing demand. The ICS deposits are locally generated funds, and as such, management considers this funding source as stable. However, the regulatory bodies consider these deposits as noncore.

Brokered certificates of deposits totaled $13.9 million at March 31, 2014, and were structured with both fixed rate terms and adjustable rate terms, and had remaining maturities ranging from less than one month to 6.25 years. Furthermore, brokered certificates of deposits with adjustable rate terms were structured with call features allowing the Company to call the certificate should interest rates move in a favorable direction. These call features are generally exercisable within six to twelve months of issuance date and quarterly thereafter.

Operating Results for the First Quarter of 2014

Net income attributable to Bank of Commerce Holdings was $565 thousand for the three months ended March 31, 2014 compared with $2.1 million for the prior quarter and $2.0 million for the same period a year ago. The decrease in net income in the current quarter compared to the same period a year ago is primarily driven by the negotiated settlement of the Note from the former mortgage subsidiary resulting in a loss of $1.4 million. The decrease in net income in the current quarter compared to the same period a year ago is also due to a $290 thousand write-down on the pending sale of other real estate owned in the current quarter and securities losses of $245 thousand in the current quarter due to the sale of lower yielding, longer duration securities.

Net income available to common shareholders was $515 thousand for the three months ended March 31, 2014, compared with $2.0 million for the same period a year ago. Net income available to common shareholders decreased during the three months ended March 31, 2014 compared with the same period a year ago due to decreased net income attributable to Bank of Commerce Holdings as discussed in the preceding paragraph. Preferred stock dividends payable to the U.S. Treasury pursuant to the SBLF program were unchanged at $50 thousand. As a result of increased qualified lending over the measurement period, preferred stock dividends for the SBLF program are fixed at the current rate of 1% through January 2016.

Table 5	SUMMARY INCOME STATEMENT
(Dollars in thousands)	Q1	Q1	Change		Q4	Change
	2014	2013	Amount	%	2013	Amount	%
Net interest income	$8,173	$8,506	$(333)	-4%	$8,494	$(321)	-4%
Provision for loan and lease losses	0	1,050	(1,050)	-100%	0	0	0%
Noninterest income	364	824	(460)	-56%	719	(355)	-49%
Noninterest expense	7,784	5,462	2,322	43%	5,693	2,091	37%
Income before income taxes	753	2,818	(2,065)	-73%	3,520	(2,767)	-79%
Provision for income tax	188	778	(590)	-76%	1,433	(1,245)	-87%
Net income	565	2,040	(1,475)	-72%	2,087	(1,522)	-73%
Less: Preferred dividend and accretion on preferred stock	50	50	0	0%	50	0	0%
Income available to common shareholders	$515	$1,990	$(1,475)	-74%	$2,037	$(1,522)	-75%

Basic earnings per share	$0.04	$0.13	$(0.09)	-69%	$0.14	$(0.10)	-71%
Average basic shares	13,942	15,686	(1,744)	-11%	14,143	(201)	-1%
Diluted earnings per share	$0.04	$0.13	$(0.09)	-69%	$0.14	$(0.10)	-71%
Average diluted shares	13,987	15,703	(1,716)	-11%	14,176	(189)	-1%

Diluted EPS were $0.04 for the three months ended March 31, 2014 compared with $0.13 for the same period a year ago, and $0.14 for the prior period. EPS decreased during the three months ended March 31, 2014 compared to the same period a year ago due to a combination of the decrease in net income, partially offset by decreased weighted average shares. The decrease in weighted average shares directly resulted from the repurchase of 2.0 million common shares through two separate repurchase plans announced and completed in 2013 and 441,815 common shares repurchased during the three months ended March 31, 2014 under the plan announced March 30, 2014. All repurchased shares were retired subsequent to purchase. As such, the weighted average number of dilutive common shares outstanding decreased by 1.4 million during the twelve months ended December 31, 2013.

The Company declared cash dividends of $0.03 per share for the first quarter of 2014, consistent with the quarterly dividends in the prior quarter and for the same period a year ago

Net interest income is the largest source of our operating income. Net interest income for the three months ended March 31, 2014 was $8.2 million compared to $8.5 million during the same period a year ago and $8.5 million for the prior quarter.

Interest income for the three months ended March 31, 2014 was $9.0 million, a decrease of $477 thousand or 5% compared to the same period a year ago. The decrease in interest income during the first quarter of 2014 compared to the same period a year ago was primarily driven by decreased yields and volume in the loan portfolio, decreased volume in the investment securities portfolio, partially offset by increased yield of investment securities. Average loans decreased $28.9 million including a decrease in average nonaccruing loans of $7.9 million at March 31, 2014 compared to the same period a year ago. The decrease in average loans is primarily attributed to a decrease in usage under a commercial secured borrowing line held with the Bank’s former mortgage subsidiary used to fund 1-4 family mortgage loan originations. The decrease in volume in the commercial secured borrowing line is primarily attributable to an increase in mortgage market interest rates, resulting in lower volume. As a result, during the three months ended March 31, 2014, loan interest income decreased $553 thousand or 7% compared to the same period a year ago.

Interest income recognized from the investment securities portfolio increased $77 thousand during the three months ended March 31, 2014 compared to the same period a year ago. The increase interest income derived from the investment securities portfolio was primarily attributable to increased yield. Average quarterly securities balances and weighted average tax equivalent yields at March 31, 2014 and 2013 were $244.6 million and 3.44% compared to $248.0 million and 3.24%, respectively.

Interest expense for the current quarter was $827 thousand, a decrease of $144 thousand or 15% compared to the same period a year ago. During the current quarter of 2014, the Company continued to benefit from the re-pricing of deposits, and significantly lower FHLB borrowings expense which was primarily driven by lower rate and volume.

Table 6	NET INTEREST SPREAD AND MARGIN
(Dollars in thousands)	Q1	Q1	Change	Q4	Change
	2014	2013	Amount	2013	Amount
Tax equivalent yield on average interest earning assets	4.08%	4.24%	-0.16%	4.29%	-0.21%
Rate on average interest bearing liabilities	0.47%	0.52%	-0.05%	0.47%	0.00%
Net interest spread	3.61%	3.72%	-0.11%	3.82%	-0.21%
Net interest margin on a tax equivalent basis	3.72%	3.82%	-0.10%	3.93%	-0.21%

Average earning assets	$915,478	$924,644	$(9,166)	$895,101	$20,377
Average interest bearing liabilities	$708,822	$748,222	$(39,400)	$692,739	$16,083

The net interest margin (net interest income as a percentage of average interest earning assets) on a fully tax-equivalent basis was 3.72% for the three months ended March 31, 2014, a decrease of 10 basis points (bp) as compared to the same period a year ago. The decrease in net interest margin primarily resulted from a 16 bp decline in yield on average earning assets partially offset by a 6 bp decrease in interest expense to average earning assets. With decreasing elasticity in managing our funding costs and historically low interest rates, maintaining our net interest margin in the foreseeable future will continue to be challenging. Accordingly, management will continue to pursue organic loan growth, wholesale loan purchases, and actively manage the investment securities portfolio within our accepted risk tolerance to maximize yield on earning assets.

Noninterest income for the three months ended March 31, 2014 was $364 thousand, a decrease of $460 thousand or 56% when compared to the same period a year ago. The following table presents the key components of noninterest income for the three months ended March 31, 2014 and 2013, and December 31, 2013:

Table 7	NONINTEREST INCOME
(Dollars in thousands)	Q1	Q1	Change		Q4	Change
	2014	2013	Amount	%	2013	Amount	%
Service charges on deposit accounts	$44	$46	$(2)	-4%	$45	$(1)	-2%
Payroll and benefit processing fees	135	128	7	5%	129	6	5%
Earnings on cash surrender value - bank owned life insurance	126	156	(30)	-19%	133	(7)	-5%
Gain (loss) on investment securities, net	(245)	189	(434)	-230%	64	(309)	-483%
Merchant credit card service income, net	26	33	(7)	-21%	31	(5)	-16%
Other income	278	272	6	2%	317	(39)	-12%
Total noninterest income	$364	$824	$(460)	-56%	$719	$(355)	-49%

Bank owned life insurance earnings decreased $30 thousand for the three and three months ended March 31, 2014 compared to the same periods a year ago. The decrease was due to true-up adjustments recorded during the three months ended March 31, 2013.

Gains on the sale of investment securities decreased $434 thousand to a net loss of $245 thousand for the three months ended March 31, 2014, compared to net gains of $189 thousand for the same period a year ago. During the three months ended March 31, 2014, the Company purchased twenty-two securities with weighted average yields of 3.08%. During the same period the Company sold thirty-two securities with weighted average yields 2.01%. Generally, securities purchased had relatively short durations with good credit quality.

Merchant credit card service income decreased $7 thousand for the three and three months ended March 31, 2014 compared to the same period a year ago due to increased customer utilization of a third party to provide some account services.

Noninterest expense for the three months ended March 31, 2014 was $7.8 million, an increase of $2.3 million or 43% compared to the same period a year ago. The following table presents the key elements of noninterest expense for the three months ended March 31, 2014 and 2013, and December 31, 2013:

Table 8	NONINTEREST EXPENSE
	Q1	Q1	Change		Q4	Change
(Dollars in thousands)	2014	2013	Amount	%	2014	Amount	%
Salaries and related benefits	$3,622	$2,924	$698	24%	$3,172	$450	14%
Occupancy and equipment expense	642	574	68	12%	554	88	16%
Write down of other real estate owned	290	0	290	100%	0	290	100%
FDIC insurance premium	191	88	103	117%	190	1	1%
Data processing fees	194	134	60	45%	150	44	29%
Professional service fees	264	269	(5)	-2%	315	(51)	-16%
Deferred compensation expense	115	155	(40)	-26%	121	(6)	-5%
Other expenses	2,466	1,318	1,148	87%	1,191	1,275	107%
Total noninterest expense	$7,784	$5,462	$2,322	43%	$5,693	$2,091	37%

Salaries and related benefits expense for the three months ended March 31, 2014 was $3.6 million, an increase of $698 thousand or 24% compared to the same period a year ago. The increase in salaries and related benefits was primarily driven by an increase in the number of employees, increased Supplemental Executive Retirement Plan (SERP) costs, increased health benefit costs and an increase in contributions to the Company’s employee profit sharing plan.

Occupancy and equipment expenses increased $68 thousand for the three months ended March 31, 2014 compared to the same period a year ago, due to increased rent expenses and furniture fixture and equipment costs related to the expansion of the Sacramento Bank of Commerce branch and remodel of the Churn Creek branch.

During the three months ended March 31, 2014 management determined that further impairment necessary for an improved commercial land property in the amount of $290 thousand. The property was transferred to OREO in 2010 and was written down to its fair value in anticipation of its pending sale.

The increase in FDIC assessments of $103 thousand or 117% to $191 thousand during the quarter ended March 31, 2014 resulted from true-up adjustments to reverse prior period over accruals recorded in March of 2013.

Data processing expense for the three months ended March 31, 2014 was $194 thousand an increase of $60 thousand or 45% compared to the same period a year ago. The increases in data processing expense compared to the same periods a year ago is primarily driven by increases in software maintenance and licensing expenses. The Bank continues to strive to make improvements in network infrastructure and systems, and expects to see continued increased costs in these expenses for the foreseeable future.

Deferred compensation expense for the three months ended March 31, 2014 was $115 thousand a decrease of $40 thousand or 26% compared to the same period a year ago. During June of 2013, the Company’s board of directors approved a revision to the SERP resulting in a reduction in accrual rate for deferred compensation expenses.

Other expenses for the three months ended March 31, 2014 were $2.5 million, an increase of $1.1 million or 87% compared to the same period a year ago. The increase in other expenses was primarily driven by the negotiated settlement of the Note from the former mortgage subsidiary which resulted in a loss of $1.4 million. Other expenses for the three months ended March 31, 2014 also include $74 thousand of amortization expense for affordable housing investments purchased during 2013. The increase is partially offset by a decrease in the amount of off balance sheet provision of $200 thousand and a decrease in OREO expenses of $168 thousand compared to the same period a year ago.

Table 9	ALLOWANCE ROLL FORWARD
(Dollars in thousands)	Q1	Q4	Q3	Q2	Q1
	2014	2013	2013	2013	2013
Beginning balance	$14,172	$13,542	$13,133	$11,350	$11,103
Provision for loan loss charged to expense	0	0	300	1,400	1,050
Loans charged off	(4,903)	(815)	(635)	(474)	(845)
Loan loss recoveries	479	1,445	744	857	42
Ending balance	$9,748	$14,172	$13,542	$13,133	$11,350

Gross portfolio loans outstanding at period end	$607,049	$597,995	$594,562	$617,398	$612,608

Ratio of allowance for loan and lease losses to gross portfolio loans	1.61%	2.37%	2.28%	2.13%	1.85%
Nonaccrual loans at period end:
Commercial	$4,303	$6,527	$7,501	$7,898	$3,420
Commercial real estate	12,560	14,539	16,895	16,614	23,363
Residential real estate	7,360	8,217	10,953	11,165	11,302
Home equity	484	513	517	345	-
Total nonaccrual loans	$24,707	$29,796	$35,866	$36,022	$38,085
Accruing troubled debt restructured loans
Commercial	$62	$63	$65	$68	$70
Commercial real estate	3,853	3,864	1,742	1,748	4,593
Residential real estate	4,894	4,303	2,996	3,174	2,954
Home equity	593	598	604	531	536
Total accruing restructured loans	$9,402	$8,828	$5,407	$5,521	$8,153

All other accruing impaired loans	2,564	3,517	4,190	4,445	1,426

Total impaired loans	$36,673	$42,141	$45,463	$45,988	$47,664

Allowance for loan and lease losses to nonaccrual loans at period end	39.45%	47.56%	37.76%	36.46%	29.80%
Nonaccrual loans to gross portfolio loans	4.07%	4.98%	6.03%	5.83%	6.22%
Allowance for loan and lease losses to impaired loans	26.58%	33.63%	29.79%	28.56%	23.81%

The ALLL allocation decreased to $9.7 million compared to $14.2 million in the prior quarter and $11.4 million reported for the same period a year ago. The Company realized net charge offs of $4.4 million in the current quarter compared with net recoveries of $630 thousand in the prior quarter and net charge offs of $803 thousand in the same period a year ago. The increase in net charge offs in the current quarter and the decrease in the ALLL allocation is primarily due to chargeoffs related to two significant borrowing relationships; the first included $3.4 million in chargeoffs of Commercial and Industrial loans and the second included $1.4 million in chargeoffs of Commercial Real Estate and Farmland loans. Allocations for the amounts charged off were included in the ALLL balance as of December 31, 2013.

The Company continues to monitor credit quality, and adjust the ALLL accordingly to ensure that the ALLL is maintained at a level that is adequate to cover estimated credit losses in the loan and lease porfolios. As such, the Company made no additional provisions for loan losses during the first quarter of 2014 or the fourth quarter of 2013, compared with $1.1 million during the same period a year ago. The Company’s ALLL as a percentage of gross portfolio loans was 1.61% at March 31, 2014 compared to 1.85% as of March 31, 2013.

The charge offs in the current quarter were primarily in the Commercial, Commercial Real Estate and Farmland loan portfolios. During the first quarter of 2014, the Bank’s loan portfolio reflected higher charge off rates relative to the previous four quarters. The charge offs in the current quarter were centered in two borrowing relationships previously identified as impaired and for which allocations were included in the ALLL balance as of December 31, 2013. Management is cautiously optimistic that given continuing improvement in local and national economic conditions, the Company’s impaired assets will continue to trend down. However, the commercial real estate and commercial loan portfolios continue to be influenced by weak real estate values, the effects of relatively high unemployment levels, and less than robust economic conditions. At March 31, 2014, management believes the Company’s ALLL is adequately funded given the current level of credit risk.

At March 31, 2014, the recorded investment in loans classified as impaired totaled $36.7 million, with a corresponding valuation allowance (included in the ALLL) of $1.8 million. The valuation allowance on impaired loans represents the impairment reserves on performing restructured loans, other accruing loans, and nonaccrual loans. At December 31, 2013, the total recorded investment in impaired loans was $42.1 million, with a corresponding valuation allowance (included in the ALLL) of $4.8 million. The decrease in classified loans during the period ended March 31, 2014 is primarily due to the aforementioned two borrowing relationships.

Loans are reported as troubled debt restructurings (TDR) when the Bank grants a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include a reduction in the note rate, forgiveness of principal or accrued interest, extending the maturity date(s) significantly, or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as the Bank will not collect all amounts due, both principal and interest, in accordance with the terms of the original loan agreement. Impairment reserves on non collateral dependent restructured loans are measured by comparing the present value of expected future cash flows of the restructured loans, discounted at the effective interest rate of the original loan agreement. These impairment reserves are recognized as a specific component to be provided for in the ALLL.

During the current quarter, the Company restructured one loan to grant a maturity concession. The loan was classified as TDR and placed on nonaccrual status. As of March 31, 2014, the Company had $29.2 million in TDRs compared to $33.4 million as of December 31, 2013. As of March 31, 2014, the Company had one hundred and seventeen restructured loans that qualified as TDRs, of which ninety-three were performing according to their restructured terms. TDRs represented 4.81% of gross portfolio loans as of March 31, 2014 compared with 5.59% at December 31, 2013.

Table 10	PERIOD END TROUBLED DEBT RESTRUCTURINGS
(Dollars in thousands)	Q1	Q4	Q3	Q2	Q1
	2014	2013	2013	2013	2013
Nonaccrual	$19,779	$24,596	$21,511	$15,552	$15,811
Accruing	9,402	8,828	5,407	5,521	8,153
Total troubled debt restructurings	$29,181	$33,424	$26,918	$21,073	$23,964

Percentage of total gross portfolio loans	4.81%	5.59%	4.53%	3.41%	3.91%

Nonperforming loans, which include nonaccrual loans and accruing loans past due over 90 days, totaled $24.7 million or 4.07% of portfolio loans as of March 31, 2014, compared to $29.8 million, or 4.98% of portfolio loans at December 31, 2013. Nonperforming assets, which include nonperforming loans and other real estate owned (“OREO”), totaled $25.3 million, or 2.61% of total assets as of March 31, 2014, compared with $30.7 million, or 3.23% of total assets as of December 31, 2013. As of March 31, 2014, nonperforming assets of $25.3 million have been written down by 36%, or $9.2 million, from their original balance of $38.4 million. The decrease in nonperforming loans in the current quarter is primarily due to $3.4 million in chargeoffs of Commercial and Industrial loans for one borrowing relationship and $1.4 million in chargeoffs of Commercial Real Estate and Farmland loans for one borrowing relationship.

Table 11	PERIOD END NONPERFORMING ASSETS
(Dollars in thousands)	Q1	Q4	Q3	Q2	Q1
	2014	2013	2013	2013	2013
Commercial	$4,303	$6,527	$7,501	$7,898	$3,420

Real estate mortgage
1-4 family, closed end 1st lien	1,286	1,322	1,740	1,797	1,846
1-4 family revolving	484	513	517	345	-
ITIN 1-4 family loan pool	6,074	6,895	9,213	9,368	9,456
Total real estate mortgage	7,844	8,730	11,470	11,510	11,302

Commercial real estate	12,560	14,539	16,895	16,614	23,363
Total nonaccrual loans	24,707	29,796	35,866	36,022	38,085
90 days past due not on nonaccrual	-	-	-	-	-
Total nonperforming loans	24,707	29,796	35,866	36,022	38,085

Other real estate owned	623	913	959	1,360	1,785
Total nonperforming assets	$25,330	$30,709	$36,825	$37,382	$39,870

Nonperforming loans to portfolio loans	4.07%	4.98%	6.03%	5.83%	6.21%
Nonperforming assets to total assets	2.61%	3.23%	3.95%	3.91%	4.07%

Table 12	OTHER REAL ESTATE OWNED ACTIVITY
(Dollars in thousands)	Q1	Q4	Q3	Q2	Q1
	2014	2013	2013	2013	2013
Beginning balance	$913	$959	$1,360	$1,785	$3,061
Write-down	(290)	0	0	0	0
Additions to OREO	0	98	146	184	1,157
Dispositions of OREO	0	(144)	(547)	(609)	(2,433)
Ending balance	$623	$913	$959	$1,360	$1,785

At March 31, 2014, and December 31, 2013, the recorded investment in OREO was $623 thousand and $913 thousand, respectively. During the three months ended March 31, 2014, further impairment was deemed necessary for an improved commercial land property in the amount of $290 thousand. The property was transferred to OREO in 2010 and was written down to its fair value in anticipation of its pending sale. The March 31, 2014 OREO balance consists of three properties, of which two are secured by 1-4 family residential real estate in the amount of $163 thousand. The remaining property consists of improved commercial land in the amount of $460 thousand.

Table 13	INCOME STATEMENT
(Amounts in thousands, except for per share data)	Q1	Q1	Change		Q4	Full Year
	2014	2013	$	%	2013	2013
Interest income:
Interest and fees on loans	$7,094	$7,647	$(553)	-7%	$7,432	$29,918
Interest on tax-exempt securities	652	623	29	5%	658	2,610
Interest on U.S. government securities	1,114	1,066	48	5%	492	1,702
Interest on other securities	140	141	(1)	-1%	719	3,031
Total interest income	9,000	9,477	(477)	-5%	9,301	37,261
Interest expense:
Interest on demand deposits	121	139	(18)	-13%	121	485
Interest on savings deposits	57	71	(14)	-20%	60	254
Interest on certificates of deposit	662	697	(35)	-5%	635	2,625
Interest on securities sold under repurchase agreements	0	4	(4)	-100%	-	6
Interest on FHLB borrowings	0	0	0	0%	(104)	(267)
Interest on other borrowings	(13)	60	(73)	-122%	95	375
Total interest expense	827	971	(144)	-15%	807	3,478
Net interest income	8,173	8,506	(333)	-4%	8,494	33,783
Provision for loan and lease losses	0	1,050	(1,050)	-100%	-	2,750
Net interest income after provision for loan and lease losses	8,173	7,456	717	10%	8,494	31,033
Noninterest income:
Service charges on deposit accounts	44	46	(2)	-4%	45	191
Payroll and benefit processing fees	135	128	7	5%	129	484
Earnings on cash surrender value - bank owned life insurance	126	156	(30)	-19%	133	534
(Loss) Gain on investment securities, net	(245)	189	(434)	-230%	64	995
Merchant credit card service income, net	26	33	(7)	-21%	31	129
Other income	278	272	6	2%	317	1,209
Total noninterest income	364	824	(460)	-56%	719	3,542
Noninterest expense:
Salaries and related benefits	3,622	2,924	698	24%	3,172	12,035
Occupancy and equipment expense	642	574	68	12%	554	2,205
Write down of other real estate owned	290	0	290	100%	-	-
FDIC insurance premium	191	88	103	117%	190	725
Data processing fees	194	134	60	45%	150	547
Professional service fees	264	269	(5)	-2%	315	1,241
Deferred compensation expense	115	155	(40)	-26%	121	179
Other expenses	2,466	1,318	1,148	87%	1,191	5,309
Total noninterest expense	7,784	5,462	2,322	43%	5,693	22,241
Income before provision (benefit) for income taxes	753	2,818	(2,065)	-73%	3,520	12,334
Provision (benefit) for income taxes	188	778	(590)	-76%	1,433	4,399
Net Income	$565	$2,040	$(1,475)	-72%	$2,087	$7,935
Less: Preferred dividend and accretion on preferred stock	50	50	0	0%	50	200
Income available to common shareholders	$515	$1,990	$(1,475)	-74%	$2,037	$7,735
Basic earnings per share	$0.04	$0.13	$(0.09)	-69%	$0.14	$0.52
Average basic shares	13,942	15,686	(1,744)	-11%	14,143	14,940
Diluted earnings per share	$0.04	$0.13	$(0.09)	-69%	$0.14	$0.52
Average diluted shares	13,987	15,703	(1,716)	-11%	14,176	14,964

Table 14	BALANCE SHEET
(Dollars in thousands)	March 31,	March 31,	Change		December 31,
ASSETS	2014	2013	$	%	2013
Cash and due from banks	$54,422	$44,226	$10,196	23%	$38,369
Interest bearing due from banks	20,146	23,604	(3,458)	-15%	20,146
Total cash and cash equivalents	74,568	67,830	6,738	10%	58,515

Securities available-for-sale, at fair value	204,010	221,846	(17,836)	-8%	216,640
Securities held-to-maturity, at amortized cost	36,985	34,526	2,459	7%	36,696

Portfolio loans	607,369	612,916	(5,547)	-1%	598,298
Allowance for loan losses	(9,748)	(11,350)	1,602	-14%	(14,172)
Net loans	597,621	601,566	(3,945)	-1%	584,126

Total interest earning assets	922,932	937,118	(14,186)	-2%	910,149

Bank premises and equipment, net	11,763	10,004	1,759	18%	10,893
Other intangibles	0	47	(47)	-100%	-
Other real estate owned	623	1,785	(1,162)	-65%	913
Other assets	44,427	40,911	3,516	9%	43,763
TOTAL ASSETS	$969,997	$978,515	$(8,518)	-1%	$951,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand - noninterest bearing	$131,290	$112,501	$18,789	17%	$133,984
Demand - interest bearing	269,634	237,542	32,092	14%	273,390
Savings accounts	93,279	91,434	1,845	2%	90,442
Certificates of deposit	267,508	256,916	10,592	4%	248,477
Total deposits	761,711	698,393	63,318	9%	746,293

Securities sold under agreements to repurchase	0	15,625	(15,625)	-100%	0
Federal Home Loan Bank borrowings	75,000	125,000	(50,000)	-40%	75,000
Junior subordinated debentures	15,465	15,465	0	0%	15,465
Other liabilities	17,034	15,251	1,783	12%	13,001
TOTAL LIABILITIES	869,210	869,734	(524)	0%	849,759

TOTAL STOCKHOLDERS' EQUITY	100,787	108,781	(7,994)	-7%	101,787

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$969,997	$978,515	$(8,518)	-1%	$951,546

Table 15	YEAR TO DATE AVERAGE BALANCE SHEET
(Dollars in thousands)	March 31,	March 31,	December 31,	December 31,	December 31,
	2014	2013	2013	2012	2011
Earning assets:
Loans	$605,682	$634,620	$612,819	$642,200	$626,275
Tax exempt securities	86,681	88,714	92,854	81,714	52,467
Taxable securities	157,936	155,727	157,486	135,615	130,898
Interest bearing due from banks	65,179	42,672	43,397	48,712	64,399
Average earning assets	915,478	921,733	906,556	908,241	874,039

Cash and DFB	10,212	9,397	10,570	10,125	2,251
Bank premises	11,197	9,951	10,338	9,567	9,489
Other assets	30,426	33,961	26,838	24,249	21,421
Average total assets	$967,313	$975,042	$954,302	$952,182	$907,200

Interest bearing liabilities:
Demand - interest bearing	$267,428	$234,445	$244,125	$203,342	$157,696
Savings deposits	91,406	90,689	92,502	89,789	91,876
Certificates of deposit	259,523	257,131	249,500	285,574	296,381
Repurchase Agreements	0	13,993	5,780	14,246	14,805
Other Borrowings	90,465	151,964	125,144	125,839	130,933
Average interest bearing liabilities	708,822	748,222	717,051	718,790	691,691

Demand - noninterest bearing	132,495	114,476	126,017	115,091	100,722
Other liabilities	23,013	2,051	5,041	7,033	6,679

Shareholders' equity	102,983	110,293	106,193	111,268	108,108
Average liabilities & equity	$967,313	$975,042	$954,302	$952,182	$907,200

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce which operates under two separate names (Redding Bank of Commerce and Sacramento Bank of Commerce, a division of Redding Bank of Commerce). The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through four offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Investment firms making a market in BOCH stock are:

Raymond James Financial

John T. Cavender

555 Market Street

San Francisco, CA 94105

(800) 346-5544

McAdams Wright Ragen, Inc.

Joey Warmenhoven

1211 SW Fifth Avenue

Suite 1400

Portland, OR 97204

(866) 662-0351

FIG Partners

Mike Hedrei

1175 Peachtree Street NE #100

Colony Square Suite 2250

Atlanta, GA 30361

(212) 899-5217

Sandler O’Neill + Partners, L.P.

Brian Sullivan

1251 Avenue of the Americas, 6th Floor

New York, NY 10022

(212) 466-8022

Stifel Nicolaus

Perry Wright

1255 East Street #100

Redding, CA 96001

(530) 244-7199

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (530) 722-3900

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer and Chief Financial Officer

Telephone Direct (530) 722-3952

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959